Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 5, 2004 (except for Note M, as to which the date is September 9, 2004) accompanying the consolidated financial statements of Wirthlin Worldwide, Inc. for the years ended December 31, 2003 and 2002 which is incorporated by reference from the Harris Interactive Inc. Amendment No. 1 to Current Report on Form 8-K filed on November 9, 2004. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned report.

/s/ Grant Thornton LLP

Vienna, Virginia
April 1, 2005